Sharper Image and Knightspoint Group Agree on Joint Slate of Directors

Avoid Proxy Contest

SAN FRANCISCO--(BUSINESS WIRE)--May 9, 2006--Sharper Image Corporation (NASDAQ:SHRP - News) and a group of investors led by the Knightspoint Group announced today that they have reached a Settlement Agreement on a slate of candidates for The Sharper Image Board of Directors. This agreement will avoid a proxy contest at the Company's 2006 annual stockholder meeting scheduled for July 6, 2006.

Under the terms of the Settlement Agreement, The Sharper Image Board will be increased from seven to nine members at the 2006 annual stockholder meeting. The Company will propose a joint slate of directors that will include three Sharper Image nominees, three Knightspoint nominees and three independent nominees. As part of the settlement, Knightspoint has withdrawn its nomination of candidates for election to the Board of Directors and has agreed to vote its shares in favor of the joint slate of Director nominees. In addition, the agreement includes voting and standstill provisions for the respective stockholders.

Director Nominees

The three Sharper Image nominees are Richard Thalheimer, the Company's founder and largest individual stockholder, Morton David, and George James. Each is a current Director of the Company.

The three nominees of the Knightspoint Group are Jerry W. Levin, Chairman and Chief Executive Officer of JW Levin Partners LLC; Michael Koeneke and David Meyer, both Managing Members of Knightspoint Partners LLC.

The independent nominees, completing the slate of nine directors, are Bill Fields, Chairman of Intersource Co. Ltd; Howard Gross, former President and Chief Executive Officer of HUB Distributing; and Howard Liebman, former President and Chief Financial Officer of Shorewood Packaging Corporation.

Richard Thalheimer, who will continue as Chairman and Chief Executive Officer, stated that, "I have a high degree of respect for the nominees of the Knightspoint Group and our new independent nominees, and we look forward to benefiting from their professional experience and new perspectives on building a strong, profitable Company. Our current Board of Directors and management team are focused on growing the business and returning to profitability through innovative merchandising, distinctive marketing and efficient operations. We collectively look forward to ensuring that The Sharper Image remains one of the premier specialty retailers in the marketplace. Finally, I want to thank those current board members who will not be standing for reelection for their past services."

Knightspoint Group nominee Jerry W. Levin commented that, "We believe in the long-term value of The Sharper Image, built on its well-known history of successfully introducing new, innovative and high-quality products. I look forward to working with Richard Thalheimer;

there are very few real "merchants" in the retail industry today. Richard's merchandising instincts, since the founding of The Sharper Image in 1977, have been truly remarkable. That is one of the reasons The Sharper Image has become one of the great brand names in specialty retailing. We look forward to working together with the Board and the management team to enhance value for all stockholders."

Mr. Levin further commented, "This agreement demonstrates the commitment of all parties to addressing the interests of all stockholders in a significant and positive way."

Knightspoint Nominees

Jerry Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm. From 1998 to 2005, he was Chairman and Chief Executive Officer of American Household, Inc. (formerly named Sunbeam Corporation). Mr. Levin was previously Chairman and CEO of The Coleman Company, Inc., Chairman and CEO of Revlon, Inc. and held senior executive positions with The Pillsbury Company.

Michael Koeneke is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. From 1997 through 2002, Mr. Koeneke was the co-head and then the Chairman of Global Mergers and Acquisitions at Merrill Lynch & Co., Inc. Mr. Koeneke is also a Director of CPI Corp. (NYSE:CPY - News).

David Meyer is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. Since 2004, Mr. Meyer has served as Chairman of the Board of Directors of CPI Corp. and served, from 2004 to 2005, as a member of the interim Office of the Chief Executive. From 1995 to 2002, Mr. Meyer served in various capacities at Credit Suisse First Boston including as a Director in the Mergers and Acquisitions and Global Industrial and Services Groups in the firm's London office.

Independent Nominees

William R. Fields is the chairman of Austin, Texas based Intersource Co. Ltd. Previously, Mr. Fields was Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson's Bay Company from 1997 to 1999 and Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc.

Howard Gross is currently a trustee of Glimcher Realty Trust. He retired in December 2003 as President and Chief Executive Officer of HUB Distributing, a privately owned regional retailing business. Mr. Gross also served as President and Chief Operating Officer of Today's Man from 1995 to 1996, as President and Chief Executive Officer of The Limited Stores from 1991 to 1994, and President and Chief Executive Officer of Victoria's Secret from 1983 to 1991. Mr. Gross currently serves on the advisory boards of Santa Clara University Retail Management Institute and Eddie Bauer Holdings. He also previously served on the Board of Directors of The Wet Seal, Inc., a specialty retailer of fashionable and contemporary apparel and accessory items.

Howard M. Liebman was formerly President, Chief Financial Officer and a member of the Board of Shorewood Packaging Corporation prior to its acquisition by International Paper in March 2000. Mr. Liebman continued as Executive Vice President of Shorewood until his retirement in December 2005. Prior to joining Shorewood in 1994, Mr. Liebman was a partner with Deloitte & Touche (and its predecessors), which he joined in 1966. Mr. Liebman currently serves on the Board and is Chairman of the Audit Committee of Federation Employment and Guidance Service (FEGS).

Sharper Image Nominees

Morton David has been a Director of the Company since January 1998. Mr. David was Chairman, President and Chief Executive Officer of Franklin Electronic Publishers, Inc. from May 1984 until his retirement in February 1998.

George James has been a Director of the Company since June 1999. Mr. James was Senior Vice President and Chief Financial Officer of Levi Strauss & Co. from 1985 until his retirement in 1998. Mr. James was Executive Vice President and Group President from 1984 to 1985, and was Executive Vice President and Chief Financial Officer from 1982 to 1983 at Crown Zellerbach Corporation.

Richard Thalheimer founded The Sharper Image in 1977 and currently serves as Chairman and Chief Executive Officer.

About Sharper Image

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company's product development group, Sharper Image Design. The Company's principal selling channels include 191 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about our future performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under "Certain Additional Business Risk Factors" and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Sharper Image Corporation will file a proxy statement in connection with its 2006 annual meeting of stockholders. Stockholders are strongly advised to read the proxy statement when it becomes available because it contains important information. Investors will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at www.sec.gov. Copies of the proxy statement and any amendments and supplements will also be available for free at the Company's website at www.sharperimage.com or by writing to Sharper Image Corporation, 350 The Embarcadero, 6th Floor, San Francisco, California 94105, Attention: Investor Relations. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of the Company's stockholders are available on a Schedule 14A filed with the SEC.

Contact: The Sharper Image Tersh Barber, 415-445-6274 (Investor Relations)